For Immediate Release                           For Investor Inquires, contact:
October 27, 1999                                Thomas K. Peck
99-14                                           317/808-6168

                                                For Media Inquires, contact:
                                                Donna M. Hovey
                                                317/808-6137


                   DUKE-WEEKS ANNOUNCES 18.8 PERCENT GROWTH IN
                           THIRD QUARTER FFO PER SHARE
               ---------------------------------------------------
     FFO PER SHARE EXCEEDS 10 PERCENT FOR THE SIXTEENTH CONSECUTIVE QUARTER
               ---------------------------------------------------
               COMMON AND PREFERRED STOCK DIVIDENDS ALSO ANNOUNCED

         INDIANAPOLIS - Duke-Weeks Realty Corporation (DRE/NYSE) reported today that funds from operations ("FFO") increased 74.5 percent to $68.8 million for the third quarter of 1999 versus $39.4 million for the same period in 1998. On a per share basis, FFO increased 18.8 percent to $.57 per share in the third quarter of 1999 from $.48 per share for the third quarter of 1998. This is the Company's sixteenth consecutive quarter of double-digit growth in FFO per share. For the first nine months of 1999, the Company reported FFO per share of $1.62, a 16.6 percent increase over 1998.

         Net income available for common shareholders for the third quarter of 1999 increased to $41.5 million on revenues of $175.7 million, up from $23.4 million on revenues of $97.6 million for the third quarter last year. On a per share basis, third quarter net income available for common shareholders increased 20.7 percent to $.35 per share compared with $.29 per share for the third quarter of 1998. For the first nine months of 1999, net income available for common shareholders increased 19.1 percent to $1.00 per share, compared with $.84 per share for the same period in 1998. All per share amounts reported are diluted with basic per share information also included in the financial table accompanying this press release.

         The Company also announced today that its Board of Directors declared a quarterly dividend of $.39 per share, or $1.56 per share on an annualized basis. The dividend is payable on November 30, 1999 to common shareholders of record on November 19, 1999.


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

         The Board also declared today the following dividends on the Company's outstanding preferred stock:

                                  NYSE                 Quarterly
         CLASS                   SYMBOL               AMOUNT/SHARE              RECORD DATE                 PAYMENT DATE
         -----                   ------               ------------              -----------                 ------------
        Series A                 DREPRA                 $.56875              November 16, 1999           November 30, 1999
        Series B               Not Listed               $.99875              December 17, 1999           December 31, 1999
        Series D                 DREPRD                 $.46094              December 17, 1999           December 31, 1999
        Series E                 DREPRE                 $.51563              December 17, 1999           December 31, 1999
        Series F                 DREPRF                 $.50000               January 17, 2000            January 31, 2000


         Commenting on Duke-Weeks' third quarter performance, Thomas L. Hefner, Chairman and Chief Executive Officer, stated,

         "Our nearly 19 percent FFO per share growth for the third quarter of 1999 is particularly noteworthy considering the comparison to the same quarter last year when we achieved record growth per share of 23 percent. Once again, Duke-Weeks has produced per share FFO growth far in excess of the average for our industry. In fact, for the past two years we have grown FFO per share by an average of more than 18 percent per quarter, clearly evidencing our ability to perform quite well during conditions of general real estate market equilibrium. We remain pleased with the overall health of our markets and the continued strong performance of our in-service portfolio and pipeline of new developments. Our income from service operations was strong again this quarter because our vertical integration gives us a unique ability to serve a wider variety of customer needs. Presently, the Company is both financially and operationally strong. Our merger integration has been smooth, and we continue to focus on growing earnings per share while minimizing our need for external capital. As the business cycle continues to mature, we remain very confident about the way our Company is positioned."

         The end of the third quarter marks the sixth anniversary of the Company's October 4, 1993 public offering. The following is a summary of Duke-Weeks' performance over the past six years ending September 30, 1999.

       - Total shareholder return of 15.0 percent on an annualized basis compared to 6.1 percent for the NAREIT Equity Index.

       - Record earnings performance for each of the 24 quarters in the Company's six-year history. During this time, FFO per share increased approximately 120 percent, dividends increased 73 percent, and the Company's share price increased 64 percent.


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

       - Over the past 16 quarters, Duke-Weeks is the only REIT to record double-digit growth in FFO per share each quarter. Less than two percent of all public companies have had such consistent earnings growth.

       - Approximately $1.7 billion of development completions at an average stabilized return of 11.8 percent.

         Property information at September 30, 1999 was as follows:

       - The Company's 841 in-service properties totaling 88.3 million square feet were 92.7 percent leased, increasing from 92.1 percent leased on a proforma basis for the combined Duke and Weeks portfolios at June 30, 1999.

       - The Company had 12.5 million square feet under development that were 50 percent pre-leased. The estimated cost of these properties is $807.1 million on which Duke-Weeks expects to achieve an 11.3 percent stabilized return. At June 30, 1999, the proforma Duke-Weeks development pipeline totaled 9.4 million square feet and was 41 percent pre-leased.

       - Including projects under development, the Company's total portfolio at the end of the third quarter consisted of 919 properties totaling approximately 100.8 million square feet that were 87.4 percent leased. At June 30, 1999, the proforma combined Duke-Weeks portfolio totaled 96.3 million square feet and was 87.1 percent leased.

         The Company also disclosed the following information for the third quarter of 1999:

       - The merger of Duke Realty Investments and Weeks Corporation closed on July 2, 1999 making Duke-Weeks the largest mixed office/industrial REIT in the United States.

       -      Duke-Weeks renewed 71 percent of leases up for renewal totaling
              2.0 million square feet of renewals on which it attained an 11.4 percent growth in net effective rents.

       - Same Property Performance (proforma for the merger) for the first nine months of 1999 reflects a net operating income increase of
              3.6 percent.

       - The Company continues to accelerate its capital redeployment strategy and through September 30, 1999 has completed $182.3 million of dispositions. In the third quarter,


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

              Duke-Weeks sold $84.2 million of properties at an average capitalization rate of 9.2 percent.

       - Duke-Weeks' interest and fixed-charge coverage ratios in the third quarter were 4.6 and 2.8, respectively, and its debt to total market capitalization ratio was 36 percent at September 30, 1999.

         When used in this press release, the word "believes," "expects," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially. In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to Duke-Weeks' Form 8-K Report as filed with the Securities and Exchange Commission on March 29, 1996 for additional information concerning these risks.

         Duke-Weeks Realty Corporation is the largest mixed office/industrial real estate company in the United States with more than $700 million in annual revenue from approximately 5,000 tenants, approximately 1,400 employees, and a dominant presence in most of its 13 key geographic platforms. The fully integrated Company owns interests in more than 100 million square feet of properties across the Midwest and the Sunbelt and has the longest ongoing record (16 consecutive quarters) in the industry of double-digit growth in funds from operations per share. Duke-Weeks also owns or controls more than 4,300 acres of undeveloped land that can support approximately 60 million square feet of future development.

         A copy of the Company's third quarter 1999 supplemental information fact book will be available after 8:00 p.m. EST today in the INVESTOR INFORMATION section of the Company's web site at WWW.DUKEREIT.COM. These materials are also available upon written request to:

                                    Thomas K. Peck
                                    Vice President, Investor Relations
                                    Duke-Weeks Realty Corporation
                                    8888 Keystone Crossing, Suite 1200
                                    Indianapolis, IN  46240


                                     -more-

                               FINANCIAL HIGHLIGHTS
                      (in thousands, except per share data)

                                                 --------------------------------  ----------------------------
                                                        THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                           SEPTEMBER 30                      SEPTEMBER 30
                                                 --------------------------------  ----------------------------
OPERATING RESULTS                                     1999             1998             1999             1998
---------------------------------------------------------------------------------  ----------------------------
Revenues                                             $175,675         $97,632         $405,970         $272,309
Earnings from rental operations                        60,072          30,888          136,080           92,062
Earnings from service operations                        3,871           2,815           12,489            5,530
Net income - common shareholders                       41,462          23,449           98,452           67,569
Funds from operations - Basic                          68,772          39,421          162,256          111,084
Funds from operations - Diluted                        82,796          44,665          192,152          126,314

PER SHARE:
Funds from operations - Basic                           $0.58           $0.48            $1.66            $1.40
Funds from operations - Diluted                         $0.57           $0.48            $1.62            $1.39
Net income - common shareholders - Basic                $0.35           $0.29            $1.00            $0.85
Net income - common shareholders - Diluted              $0.35           $0.29            $1.00            $0.84
Dividend payout ratio of funds from operations          68.4%           70.8%            69.1%            70.5%
Weighted average shares outstanding
        Basic                                         118,820          81,594           97,966           79,461
        Diluted                                       145,427          93,279          118,610           91,252


                                                                               ------------------------------------
                                                                                    SEPTEMBER 30      DECEMBER 31
Balance Sheet Data                                                                      1999             1998
-------------------------------------------------------------------------------------------------------------------
Net real estate investments                                                           $4,886,553       $2,556,753
Total assets                                                                           5,348,025        2,853,653
Total debt                                                                             1,964,857        1,007,317
Shareholders' equity                                                                   2,664,806        1,570,112
Common shares outstanding at end of period                                               125,180           86,053




                                        -30-